Exhibit 99.1

Amedisys, Inc.

4th Quarter and Year-End 2003 Earnings

Moderator: Brian Ritchie, Euro RSCG Life NRP

March 9, 2004

10:00 a.m. EST

OPERATOR: Good morning, Ladies and Gentlemen, and welcome to your Amedisys <Company: Amedisys, Inc.; Ticker: AMED; URL: http://www.amedisys.com > Fourth Quarter and Year-End 2003 Conference Call. At this time all lines have been placed on the listen-only mode, and the floor will be open for questions following the presentation. It is now my pleasure to turn the floor over to Mr. Brian Ritchie of Euro RSCG Life NRP. <Company: Euro RSCG Life NRP. You may begin, sir.

BRIAN RITCHIE, EURO RSCG LIFE NRP: Good morning and thank you for joining us today for Amedisys’ Investor conference call to discuss recent corporate developments relative to this morning’s 4th Quarter and Year-End 2003 earnings announcement. By now you should have received a press release. If for some reason you have not received the press release or are unable to log on to the webcast, please call me, Brian Ritchie, of Euro RSCG Life NRP, at 212-845-4269 and I will be happy to assist you. Speaking today we have the company’s President and Chief Executive Officer, Bill Borne; the company’s Chief Financial Officer, Greg Browne; and the company’s Chief Operating Officer, Larry Graham. Management will give you an overview of the quarter and full year highlights and then open the call for questions and answers.

Before we get started we would like to remind you this conference may contain forward-looking statements regarding the future events or the future financial performance of the company including, without limitation, statements regarding operating results in calendar 2004, earning per share in 2004, growth opportunities and other statement that refer to Amedisys plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Amedisys today and the company assumes no obligation to update these statements as circumstances change. For additional information, please see the cautionary statements included in Amedisys’ most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission. At this time, I will turn the conference call over to Bill Borne. Please go ahead Mr. Borne.

BILL BORNE, AMEDISYS: Thanks, Brian. And welcome to our year-end conference call. I want to thank everyone for your interest and for calling in this morning. We appreciate your continued support and enthusiasm for the company. Amedisys continues to focus on the growth strategies that we have outlined in previous investor calls. To reconfirm the company’s intentions, our primary focus is on internal growth, supplemented with acquisitions that meet our stated criteria which are expansion into our geographical footprint, a compatible pair mix, usually underperforming agencies and of course reasonably priced.

I am pleased to say that our internal growth rate of admissions has increased to 10% in the fourth quarter. Our growth in admissions can be attributed to a number of related factors, which include the continued development and roll out of new clinical programs in selected markets, the restructuring of our sales force in 2002 followed by enhancing our sales management in 2003 and the macro trends, which continue to drive our industry. These are the industry consolidation, the aging demographics and the shift of patients from inpatient care to outpatient care with a focus on the outcome of care and not the place of care. This third trend is further being assisted by ongoing CMS initiatives to place all facility-based providers on BRG-like reimbursement and centerizing inpatient facilities to discharge patients sooner. In many instances home health nursing is the only available option to provide a continuum of necessary care. And finally, our growth in admissions is being driven by the patients’ only desire to be treated at home whenever possible and technology is allowing us to expand our patient base.

The company is pleased with its recent acquisitions over the past few months. The August acquisition of Metro Home Health in Louisiana has made great progress towards our expected objectives. In addition, we have completed the system conversion and operational restructuring of the November acquisition of Saint Luke’s Home Health Agency in Houston. Finally, last Wednesday we announced our largest transaction in five years, which includes the acquisition of 11 home health agencies and two associated hospices from Tenet Healthcare <Company: Tenet Healthcare Corp.; Ticker: THC; URL: http://www.tenethealth.com>. As mentioned earlier, this opportunity meets all of our previously stated acquisition criteria. We are very excited about the possibilities from this transaction and our integration activities are well under way. This acquisition is expected to be accretive in 2004 and should add significant earnings in 2005. Of equal significance, the acquisition from Tenet is being paid out of our existing cash resources. At December 31st of 2003 our total cash was $29.0 million, which has risen to an amount in excess of $33 million as of the end of February. Greg and Larry will give more detail on the Tenet acquisition during their overview.

Our current guidance indicates that our revenue for 2004 will approach $200 million, which we believe is a significant milestone for a company that for the first time passed the $100 million mark in 2001. In November of 2003 Amedisys successfully completed an equity offering, raising approximately $22 million and we are grateful for the support of those investors. The shares issued in that offering became freely tradable on February 25th, following final registration with the SEC. In addition, we are pleased to announce that we have signed a preliminary agreement with GE Healthcare Financial Services <Company: GE Healthcare Financial Services; URL: http://www.gehealthcare.com/hfs/> to provide up to $25 million in a revolving credit facility. This facility is expected to be finalized within 45 days.

We have reported better than forecasted earnings, which is inclusive of record revenues and income. These results, while benefiting from the reimbursement increase on October 1st, are clearly driven by the successful execution of both our internal and external growth strategies. Our aggressive internal growth plans, coupled with two recent significant acquisitions, as well as our anticipation of future acquisitions, will require the company to expand its operational and management infrastructure over this year. While we are obviously excited about our financial performance, our guidance reflects the consideration of increased administrative and operating costs. The ongoing focus of our stated growth strategy, combined with the stable reimbursement environment for Medicare, well positions Amedisys to be the nation’s leading Medicare home nursing provider.

I would like to take this opportunity to welcome the staff in and all the Tenet locations to Amedisys. Our initial meetings have indicated that you are excited about this transition, as we are, and we look forward to a long and healthy relationship. Finally, and most importantly, I would like to thank all of our Amedisys staff, whose dedicated efforts help us everyday to carry out our mission. Their efforts in touching the lives of every one of our patients is truly the foundation to our success.

I will now pass this call to Greg so he can provide his financial overview, which will then be followed by Larry with a brief operational update. Following Larry’s update, we will open the call to the Q&A session. Thank you.

GREG BROWNE, AMEDISYS: Thank you, Bill. I will now discuss financial highlights for the fourth quarter and the 12 months to December 31st, both with respect to the income statement and balance sheet as well as comment on the Tenet acquisition, guidance and reimbursement. Please bear in mind that the results for the previous year, 2002, were impacted by several charges and reserve changes, as well as a reduced tax expense associated with the valuation allowance. This will make comparisons challenging. I intend to also address the significant sequential improvement in both revenue and earnings.

For the quarter our revenues of $42.1 million represent an increase of 33 percent on 2002 and reflected strong internal growth, the Metro and Houston acquisitions, and a significant improvement in revenue per episode, partly due to the reimbursement increase effective October the 1st. I will revisit this analysis shortly.

For the 12 months ended December, our revenues totaled $142 million, as against $129 million in the prior year and our non-Medicare revenue for this 12 months period is approximately $3.4 million less than in 2002, primarily as a result of the decisions made by management in the fourth quarter of 2002 to exit certain managed care contracts.

Our reported gross margin of $24.75 million reflected a percentage of just under 59 percent of revenue, which was significantly higher than last year’s number of 53 and a half percent, although consistent with both the third quarter number and the figure for the full 2003 year of approximately 59. General and administrative at $19 million were higher by $1.1 million than the third quarter of 2003, primarily due to the impact of the Metro acquisition but also to additions at our other locations to deal with the strong internal growth. However, those expenses continue to drive lower on a percentage basis with the most recent quarter at 45.2 percent when compared with the third quarter at 48.5 percent, confirming the extent of our operating leverage.

For the full year our general and administrative expenses totaled $69.6 million as compared with $6.47 million in the prior year. For the fourth quarter our operating income of $5.7 million was substantially above both the $3.9 million reported in the third quarter and clearly the $1.9 million loss reported in 2002. And for the 12 months ended December our operating income totaled $14.3 million.

As we discussed on the last call and for the 12 months ended December, other income and expenses were favorably impacted by a total of $445 thousand or 3.7 cents per diluted share after tax for items considered non-recurring in nature.

For the quarter our net income of $3.4 million or 30 cents per diluted share is after a tax provision of 38.3 percent. And for the year ended 31st, 2003 our net income was $8.4 million or 83 cents per diluted share. This would have been 81 cents per diluted share, excluding the non-recurring items referred to earlier.

Some further comments on the sequential increase in revenue from the third quarter and overall earnings. And please bare all of these items in mind when I discuss guidance. Our reported revenues increased by $5.1 million from the third quarter from $37 to $42.1 million. This number is after reserving approximately $1.3 million with respect to periods prior to the current quarter and dating back to October 2000 for an expected recovery by CMS for an industry wide issue. This issue that’s come to the attention of CMS and the industry in the late summer of 2003 relates to payments to providers when a patient had been discharged from inpatient rehabilitation and skilled nursing facility units within a hospital and within 14 days prior to admission to home health. The particular details are not always known to the home health agency.

In October 2003 CMS announced that they would commence systemic recovery in April 2004 and make appropriate changes to their computer systems. Amedisys responded proactively by utilizing an internal billing specialist to individually reconcile a statistically significant sample of over 500 episodes from consultation with a fiscal intermediary and the amount reserved reflects approximately one third of one percent of all Medicare revenue booked by the company since October the 1st, 2000. Without this reserve, the revenue increase would have been $6.4 million; although we are not suggesting in any way that this implies potentially higher earnings. In particular, there were offsetting unusual expense reductions totaling approximately $700 thousand relating to lower than expected health insurance costs and 401K contributions in the quarter.

The increase in revenues from the third quarter is attributable approximately to the following factors: $2.4 million with respect to the acquisitions, both Metro and Houston; $1.1 million due to the reimbursement increase effective October the 1st; $800 thousand due to a further increase in revenue per episode over and above the reimbursement increase; and $2.1 million due to internal growth in completed episodes and sensors of over 7 percent from the third quarter, at least 2 to 3 percent of which is impacted by seasonal factors. This cumulative total of $6.4 million was offset by the reserve of approximately $1.3 million referred to earlier.

The additional increase in revenue per episode, over and above the legislated amount, taking the total to approximately $2,540 in the fourth quarter, is due to an improvement in the overall case mix. Amedisys now completes over 15,000 episodes of care each quarter and relatively small variations in revenue can cause significant changes to revenue. These numbers will therefore vary from quarter to quarter and should not be taken as an indication that this sort of improvement can be achieved in subsequent quarters. With reference to the balance sheet, as Bill mentioned, cash balances totaled $29.8 million at December, with $21.5 million net coming from the coming from the PIPE transaction completed in late November. And at February 29th, immediately prior to the Tenant transaction, cash balances exceeded $33 million.

The company made scheduled debt payments of $1.9 million during the quarter and additionally chose to make early repayments of over $4.6 million of longer-term payment arrangements with CMS. The company no longer has any interest bearing debt to CMS. We expect to pay down principal of approximately $1.8 million in the first quarter of 2004 and anticipate $5.0 million for the whole of this year. Total debt, including all Medicare liabilities, totaled $17.6 million at December 31st, a net reduction of $7.1 million during the year, and reflecting our ongoing commitment to do leverage in the company.

Our day sales outstanding increased to 40 days from 35 days in September, primarily as a result of the acquisitions of Metro and Houston. Further, the company reclassified an amount that had previously been presented as a reduction to accounts receivable. With Metro’s conversion now complete, we would expect to see these numbers lower by the end of the current quarter. However, the State’s Tenant acquisition will again start to push them upwards until the change of ownership paperwork is complete. In addition, I would like to add that the company expects to be paying cash taxes commencing in the second quarter of 2004.

Capital expenditure, absent the acquisition of Houston, increased substantially for the quarter at $830 thousand, with a sequential increase from the $330 thousand in the third quarter due to the replacement of obsolete personal computers and the purchase of human resource enterprise software and related equipment. Our preliminary number for fiscal 2004 is approximately $3.0 million.

Cash flow was clearly very strong with EBITDA for the quarter at $6.5 million. The company, as Bill mentioned, has now signed a preliminary agreement with GE Healthcare Financial Services in relation to the $25 million revolving credit facility. Amedisys believes that existing cash resources will be sufficient for expected working capital needs associated with the Tenet acquisition, although the revolver is an appropriate measure to meet other needs, particularly with respect to any additional acquisitions during the next 6 to 12 months.

Reimbursement. Effective October the 1st, legislation for a market basket increase went into effect and this amounted to approximately 3 percent when specifically applied to Amedisys. The company will see a net increase for the full nine months of 2004 of approximately 0.6 percent from the prescription drug bill passed in December. This legislation enacted a 12 month 5 percent increase in reimbursement for patients in rural areas, approximately 27 percent of our total and a 0.8 percent reduction in the base episode rate extending for 33 months to December, 2006. Both these changes are effective April the 1st, 2004 and represent a net increase, as I mentioned, of approximately 0.6 percent to March 31st, 2005 and a 0.8 percent decrease subsequent to that but subject to the following. Effective January the 1st, 2005 Amedisys is scheduled to receive the full market basket increase from CMS estimated to be between 2 and 3 percent, although MedPAC <Company: MedPAC; URL: http://www.medpac.gov/ >has recommended that this number be reduced to zero. Although our industry association believes it unlikely that Congress will address reimbursement issues this year, this is still possible and CMS also has regulatory means to impact reimbursement.

The Tenet transaction. We are very excited about the Tenet transaction. The acquisition price of $19.1 million was paid $14.2 million in cash with the balance payable in two equal installments on April 1st and May the 1st, so essentially all cash. The price represents a multiple of 68 percent of revenue and approximately 4 times our predicted contribution for the first 12 months following systems conversion. It’s likely to take at least 6 months to bring the earnings for these agencies to the level of our existing locations and there will be a need for significant additional personnel to be added at our corporate office.

Guidance. Our preliminary guidance for 2004 is $1.18 to $1.28 cents per share on revenues of approximately $200 million and for the first quarter of 2004 of $0.27 to $0.31 cents per diluted share. This guidance includes the impact of the Tenet transaction, which we believe will add between 5 and 7 cents per diluted share in fiscal 2004. Our guidance of the diluted shares will total approximately $12.5 million for the first quarter and $12.7 million for the hull of 2004. The guidance for 2004 may appear conservative in the light of the results for the fourth quarter but I would caution against analyzing what was a very strong performance in a quarter that is somewhat stronger seasonally. Also, average fully diluted shares will be at least 12 percent higher in the first quarter than they were in the fourth quarter and at least 13 percent higher for the full 2004 year. Further, whilst we received a reimbursement increase in the fourth quarter the costing increases have started to build only in the new year in the form of additional personnel to cope with the strong internal growth and the Tenet acquisition. Increased insurance costs and generally high administrative costs for the increased number of people.

And last, the additional revenue per episode over and above the improvements in reimbursement, although probably sustainable, will vary from month to month and is unlikely to increase still further.

Larry will now comment on operations.

LARRY GRAHAM, AMEDISYS: Thank you, Greg. We believe the fourth quarter results are the cumulative effect of many company initiatives. We spent the last year focusing many developmental efforts on our quality of care and delivery of services based upon nationally recognized standards of care as outlined by our disease management programs. We have directed our efforts on providing a sound clinical infrastructure focused on disease management services and outcomes based care with the goal of improving the essence of what we are here for, which is providing a high standard of care to people in their homes.

In 2004 we will expand our disease management services by adding 3 additional specialty programs: a psychiatric program, a surgical program for geriatric patients and a chronic respiratory disease program. As part of our efforts in providing superior services, throughout 2003 we continued to focus our developmental resources on strengthening Amedisys corporate culture and hiring practices. We have implemented processes by where all candidates for local director and sales positions go through a corporate interview process, interviewing first with local management and then with senior management. Although time consuming, we believe it has both raised the caliber of our applicants and improved the candidates’ morale, enthusiasm and buy in up front.

For 2003 cumulatively, Amedisys’ internal growth rate in Medicare admissions was 9 percent and our total growth rate, including acquisitions, was 15 percent. In 2004 we will continue to build our sales management infrastructure by adding professional sales management. We will pursue start up opportunities in 2004, as we look to open at least 4 new branches. On March 3rd Amedisys announced the purchase of 11 home care agencies and 2 hospices from Tenet. We anticipate all sites to have our IT system in place no later than June. This acquisition is operationally strategic for Amedisys for the following reasons: it expands our existing coverage area in the States of Georgia, Texas and in the City of Birmingham, Alabama; it opens us up to new cities in Florida, specifically, Del Ray, Miami, Lauderdale Lakes, and West Palm Beach and also a new city in Memphis, Tennessee; it enables entry into the last remaining Southeastern State of Mississippi; and Mississippi, Tennessee, Alabama, and Georgia are certificate of need States, which means you cannot do a start up in these States unless the State opens the counties up for expansion. We will also add sales and marketing to these markets, which should enhance future growth.

We are pleased with 2003 progress and results and are appreciative of line management’s effectiveness in executing our corporate and operational strategy. Our 2004 plan for growth focuses on continued execution and further development of the infrastructure created in 2003. Although there is no guarantee of future growth to the 2003 level, we are cautiously optimistic that we have created an effective platform to both generate and service future growth in 2004. We estimate our core one growth to be at least 12 percent in Medicare admissions. We continue to focus on being the low cost quality provider in home health. We believe that focus, execution and our commitment to clinical excellence will separate us from our competition.

I would like to express our appreciation for the support of our shareholders, customers, employees and vendors. At this time, we will open the call to your questions concerning matters covered in this release. We respectfully request each caller limit their questions to 2 and we will also allow follow up questions. Thank you. Leandra?

OPERATOR: Thank you. If you would like to ask a question, please press the numbers 1 followed by 4 on your touchtone telephone. We do ask that if on a speakerphone to please pick up your handset to provide optimum sound quality. Once again, that is 1 followed by 4 on your touchtone telephone to ask a question. Please hold while we poll for questions.

Thank you. Our first question is coming from Arthur Henderson of Jefferies & Company. <Company: Jefferies & Co; URL: http://www.jefco.com >. Your line is live, sir.

ARTHUR HENDERSON, JEFFERIES & COMPANY: Hi, good morning. Very nice quarter. A couple of questions. First, Greg, on the ending share count or the share counts you were talking about in the first quarter you said 12 and a half percent higher in Q1 than in Q4, and I’m sorry, I missed what you said for the fourth quarter?

GREG BROWNE: What I said for the full year would be about 13 to 14 percent higher than what was the case in the fourth quarter, Arthur.

ARTHUR HENDERSON: Okay, great, all right. Larry, could you—you guys have spoken about the strong organic growth and the things you’ve been doing but I’m just curious, 10 percent organic growth during the quarter is pretty exceptional and I’m wondering, you have to be taking market share from people. What are you doing sales wise that’s making such a difference in your efforts out in the field?

LARRY GRAHAM: Thank you, Arthur. How are you doing?

ARTHUR HENDERSON: Good. How are you doing, Larry?

LARRY GRAHAM: I’m doing well. It’s really the cumulative effect of a lot of efforts. One, I mentioned in my comments, we have enhanced our hiring practices and we’re seeing a lot more qualified and experienced sales people come through our organization. Another, Bill mentioned in his comments that we roll out clinical programs, and a rehab program comes to mind, we have a better strength at home and a better balance at home that we rolled out in several of our markets, which caters to the orthopedic physicians, which has done quite well for us. We’ve also increased the sales accountability and management, monitoring the sales calls they make and the effectiveness of their calls. We also have start ups going. I mentioned that we are planning 5 in 2004 and we did at least about 9 in 2003 and we’re starting to see some benefits related to that. So it’s a cumulative effect. It can’t be just attributed to one thing and we’re happy with the 10 percent internal growth rate and I believe you are correct, we are capturing market share with that kind of growth rate.

ARTHUR HENDERSON: Yeah, I’m happy with it too. And I’m just kind of curious, when the sales folks go to the referring physicians or discharge planners obviously they’re telling a story that’s much more appealing to those referring entities that they haven’t heard in the past and is it all related to sort of the new programs that you’re doing or the – because as I understood it, you know, for a referring physician or discharge planner to change their sort of pattern it would require the patient to be unhappy with the care they’re receiving from another competitor and thus it was, you know, they would refer differently. So I’m just kind of curious if that’s a factor as well.

LARRY GRAHAM: Well Art, you know, we’re in a relationship business and a service business and Amedisys tries to separate itself through the quality of care in our clinical programs, especially market outcomes by diagnoses, which I think has helped us tremendously in the market. We’ve partnered with a vendor called OCS, which tracks our data sets from beginning to end of an episode, and we market that by market. All of our sites have those results and obviously we improve where we need improving on but we market them in the areas that we’re strong on so I think that has helped. Also, I can’t underestimate the management that goes in to our sales force, both from the operational perspective and the professional sales management that we have and I think that has added to the ability to grow also.

ARTHUR HENDERSON: Okay, one last question and I’ll get back in the queue. What are the competitive risks here? I mean, you’ve obviously had some, the last few quarters have been great, you haven’t missed a beat. What is it that you’re most worried about? Where are the risks in the story here? What should we be thinking about?

LARRY GRAHAM: Arthur, this is Larry. There are several factors if I was an investor in this arena. I would always be worried about the reimbursement risks and keeping up to date, which I know you do, on what CMS is planning with home health. There’s the compliance risk. You know, we’re sending nurses out to homes probably in the neighborhood of 3,000 times a day and what the company is doing from a compliance officer perspective and an OIG plan, which we’ve articulated in the past. So I believe the reimbursement the reimbursement risk and the regulatory compliance risk are 2 risk factors, as well, you know, internally we really focus strongly on internal growth. I don’t believe a company should cover up what’s going on through acquisitions so we keep those totally separate and relentlessly track internal growth, as well as post acquisition performance, which I mentioned in my call. I don’t know if anybody has anything to add to the risk factors but I think those are the main ones that I’d be concerned with as an investor.

ARTHUR HENDERSON: What about certificate of need, that process opening up in any States this year?

LARRY GRAHAM: It’s opened up in several States and actually, Arthur, it’s been to our benefit thus far. And the State of Georgia opened up somewhere in the neighborhood of 14 new counties we were awarded and they’re in various stages of appeal, which means it takes about a year to 18 months from the time you get awarded the CON until the time it goes through the entire process and you are eligible to service that county. So throughout 2004 we will start seeing some of those counties open up and some of the new start-ups that I mentioned will actually start servicing those counties.

On the flip side, Arthur, it does allow the competition in some cases to enter your market through the opening of the CON process. Thus far, I believe we have had the ability and enjoyed the ability to go into new markets more so than people entering our market.

ARTHUR HENDERSON: Okay, great.

GREG BROWNE: And Arthur, I just want to add that in the State of Georgia that was 2 years ago when we actually were awarded those CON’s and they haven’t opened up CON’s since that point in time.

ARTHUR HENDERSON: All right.

GREG BROWNE: And we haven’t seen CON’s open in any other market that is currently CON.

ARTHUR HENDERSON: Do they give you some advance warning about opening up the process?

LARRY GRAHAM: I’ll answer that. The answer is yes and we actually have full time consultants on board that stay on top of each State regulatory wise and knowing when they’re going to open up the State and also monitoring it from our perspective of when we think they might based on need.

ARTHUR HENDERSON: Okay, great.

LARRY GRAHAM: Thank you.

ARTHUR HENDERSON: Thank you.

OPERATOR: Thank you. Our next question is coming from John Ransom of Raymond James. <Company: Raymond James & Associates; Ticker: RJF; URL: http://www.raymondjames.com >.

JOHN RANSOM, RAYMOND JAMES: Hi, good morning. I wanted to get some clarification from Greg on the percent price changes, just to make sure we’re not talking about percentages of percentages. Greg, maybe the simplest way to do this; let’s just start with say a constant $100 in September. You got your 3 percent increase in December so that puts you at $103, correct?

GREG BROWNE: That’s correct.

JOHN RANSOM: Now take that $103, where will you be in say the September quarter relative to that $103 when all the rural changes and some of the other changes are factored in? Is it going to be 103 times 1.006?

GREG BROWNE: That’s correct, John.

JOHN RANSOM: Okay, so in other words, you’re starting with $103 and the changes that you discussed from that point are cumulative changes with that, you know price increase already solidified into your base.

GREG BROWNE: That’s right.

JOHN RANSOM: Okay. And then just the second sort of just math question, if you take the 30 cents and you annualize it and you add the accretion from the Tenet deal you’re sort of already at your guidance. So I would assume then that any – yeah, I know we’ve got a little seasonality – but any growth from that point should mean some upside relative to your guidance. Are we thinking about that correctly or are we missing something?

GREG BROWNE: Well, I think what I was attempting to get across, John, is that there’s a number of factors that make it somewhat difficult to annualize that fourth quarter. First of all, of course, is dilution.

JOHN RANSOM: True.

GREG BROWNE: You know, we reported $11.2 million in shares in the fourth quarter and that’ll be 12 and a half in the first quarter of this year so that’s already knocked us down about 4 cents, 3 or 4 cents. But in addition to that, we are in the process, as you know, adding overhead, corporate overhead is somewhat of step function and we’re now in the process of – on the upslope of that step. And we will be adding a significant number of staff over the next few months to cope with what has been terrific internal growth, as well as obviously the Tenet acquisition. So we’re going to see our G&A expenses go up sequentially and, you know, I mentioned the revenue per episode increase that we were able to achieve over and above the reimbursement increase, which may or may not be sustainable and will vary from month to month. So I think that we have to take it a little bit cautiously about annualizing the number.

JOHN RANSOM: Okay. Now the dilution would be offset, would it not, by the debt pay down? The $400,000 a year you’re saving from paying down that expensive Medicare cost?

GREG BROWNE: Well, not completely, no because…

JOHN RANSOM: But somewhat, right?

GREG BROWNE: Yeah, somewhat offset by that. That’s correct.

JOHN RANSOM: You can’t just look at the change in share counts.

GREG BROWNE: Correct.

JOHN RANSOM: Okay. And just finally, I’m interested, in a Medicare business when you don’t have a payer to refer you business like you would on the commercial side, I guess I’m interested, as you look at your referrals could you break down for us where those referrals come from broadly and if those referral patterns have changed then just how it is the sales force goes about attacking the marketplace and what the keys to the kingdom are there? That’d be very helpful.

LARRY GRAHAM: John, this is Larry. On a macro basis about 50 percent of our referrals come from hospitals discharge planners or the hospital themselves and the other 50 percent come directly from physician offices in the community, which is how our sales force is divided up. We have sales people that call on doctor’s offices and sales people that call on hospital discharge planners. So that’s kind of how our referrals are broken up.

JOHN RANSOM: Larry, has that changed at all?

LARRY GRAHAM: The most recently that I’ve run it, it was still 50/50.

JOHN RANSOM: Okay.

LARRY GRAHAM: And, you know, as an add-on, like Tenet, the hospital based acquisition, we will solidify the referrals coming from the Tenet facilities and immediately ask sales and marketing to call on other physicians in the community that may have not been willing to refer to a Tenet facility, maybe because that’s not where they practice. So we try to diversify immediately when we go into a new acquisition, especially hospital based.

JOHN RANSOM: Did Tenet have a sales force looking at a driver for ultimate (inaudible)? I can’t imagine that they would have.

LARRY GRAHAM: No, not of any significance at all.

JOHN RANSOM: So is that – when you think of revenue upside, is that the number one item, is just to market this agency outside of the Tenet referral stream?

LARRY GRAHAM: We believe that’s an opportunity, correct.

JOHN RANSOM: Okay. And just finally, I mean we know that the MedPAC data showed roughly a third of the agencies still embedded in the hospitals. Are you seeing any change, any acceleration in the hospitals getting out of this business and taking some capacity out or sales? Are you seeing any change there or has it just continued to be a flow steady stream of capacity reductions out of the hospitals?

LARRY GRAHAM: No, we see hospitals exiting the home care business. Obviously Tenet is a reflection of that and in our acquisition pipeline we still see that occurring.

GREG BROWNE: And John, we saw an escalation of that in October of year before last when we had those final reimbursement changes.

JOHN RANSOM: Gotcha. Okay, thanks so much.

LARRY GRAHAM: Thank you.

OPERATOR: Thank you. Our next question is coming from Henry Hooper of Nimco. <Company: Nimco; URL: http://www.nimcoinc.com/. Your line is live.

HENRY HOOPER, NIMCO: Gentlemen, I want to thank you on a terrific result. You obviously have really paid very careful attention to every aspect of your business and it’s been really quite a pleasure to watch you have continued improvement in all of your results. So thank you. The question I want to probe from Greg is how things are going with regard to review of your processes for Medicare and accounting and to make sure that all of the results that you have have really passed scrutiny and you’ve really got your decks clean for a platform going forward.

GREG BROWNE: Henry, I thank you for your kind comments, by the way. I’m not quite sure how to take that question. Obviously we go through a very careful audit review process on a quarterly basis and a full audit at the end of the year. We have strengthened our internal accounting work this year and we’ll continue to do that still further in the forthcoming months. And we continue I think expand, you know, our internal audit function, for example, and we’re currently going through what every public company is engaging in relating to Sarbanes-Oxley and the 404 process on internal controls, which I think in the end, although it’s somewhat time consuming will improve our both process and controls this year. But I feel comfortable with the platform that we have in place. Does that answer your question?

HENRY HOOPER: Yeah, I just wanted on the Medicare side—I know that people in the federal government have been poring over different providers of care and how you all were measuring up at this point?

GREG BROWNE: Right. Well, you know, there are various arms of the federal government that take a look at, you know, composite results for different parts of the system. MedPAC’s one, ORG from time to time and the general accounting office but we feel very comfortable with what we’re doing obviously on the Medicare side. We have, we do internal reconciliations on cash received on a regular basis and then reasonably close consultation with our fiscal intermediary where there are any issues and we don’t see any key issues out there.

HENRY HOOPER: Keep up the good work. Thanks very much.

GREG BROWNE: Thank you.

OPERATOR: Thank you. And once again, as a reminder if you do have a question that is 1 followed by 4 on your touchtone telephone. Our next question is coming from Wilson Jaeggli of Southwell Partners <Company: Southwell Partners>.

WILSON JAEGGLI, SOUTHWELL PARTNERS: Gentlemen, in this leap year it looks like we’re having a second Fat Tuesday here. Congratulations. Greg, a question here on if we drill down a little more in your estimates in here. Your mid point of year estimate is about $0.23 for the ‘04 year EPS. That’s up significantly from where the street is right now at $0.97 cents.

GREG BROWNE: Right.

WILSON JAEGGLI: And that’s only a nickel to $0.07 cents of that incremental estimate gain coming from Tenet. What – obviously there’s significant operating leverage here. What’s Wall Street missing or what change in the model has occurred here to see this kind of ramp?

GREG BROWNE: Right. I think a couple of things have occurred, Wilson. In particular, internal growth rate has been very strong, both on a year on year basis and sequentially. I think there’s a little bit more seasonality perhaps in Q4 than was anticipated. I think the revenue per episode growth that we were able to implement from our own assets, both marketing and episode management assets over and above the legislated amount of 3 percent, had a significant impact, as I mentioned in my remarks. And I think overall the operating leverage that we’ve been alluding to this year, we’ve added significant amount of revenue at Metro, with respect to the Metro acquisition, with respect to Houston to a lesser extent, and obviously from an internal standpoint, all of which has been done without very much increase in our corporate overhead here and that’s allowed us to draw between (inaudible) and the bottom line.

WILSON JAEGGLI: Um hum. The revenues approaching $200 million in the coming year or this year will be up 40 odd percent over where we were last year. And if Tenet has a run rate I believe somewhere around $28 million and if we can only take 9 months of into this year, if you do your math there that’s about $21 million in revenues that Tenet added in the last 9 months. So subtracting that basically from the base of ‘03, that shows an internal growth here of 14 percent in revenues. Is that about right?

GREG BROWNE: Yeah, that sounds about right to us. As Larry mentioned, internal growth rate coming into the current quarter is in excess of 12 percent. We are going to see some further minor reimbursement improvements starting in April and so we feel reasonable about that.

WILSON JAEGGLI: Bill, a significant acquisition here with Tenet takes a lot of management time. Does this kind of require you to slow down a bit on your acquisition mode for the balance of this year?

BILL BORNE: Well, it requires it to be cautious and, you know, really operational in integration. Larry has a great team that does that and it’s kind of our second skill set. We’re very well positioned to integrate these acquisitions. Our IMS system is sophisticated. So we’re going to take it one at a time. As Larry said, we feel like we’ll have it fully integrated by June so possibly towards the latter part of this year we’ll be open to a few other acquisitions. Maybe they’ll be a tuck in, a small one here and there in between, but we certainly don’t want to overload ourselves.

WILSON JAEGGLI: Well, congratulations on a phenomenal quarter and a great upcoming year. I mean, you three Gentlemen have made significant changes in this company over the past several years and congratulations.

BILL BORNE: Thank you, Wilson.

GREG BROWNE: And thank you for your support, Wilson.

WILSON JAEGGLI: Thanks.

OPERATOR: Thank you. Our next question is coming from Gabe Hoffman of Accipiter Capital Management <Company: Accipiter Capital Management>.

GABE HOFFMAN, ACCIPITER CAPITAL MANAGEMENT: That’s Accipiter. Congratulations Gentlemen, on a fantastic performance. I just wanted to get a sense perhaps of some specific metrics regarding the Tenet acquisition. You’d mentioned you think the price is about 4 times what EBITDA contribution might be over the next 12 months with it taking about 6 to get it up to sort of your corporate profitability levels. Just give a sense of what sort of metrics maybe you’re looking to improve and any specifics in terms of revenue per outcome, documentation, et cetera. Revenue per case that is, et cetera.

GREG BROWNE: Yeah, thank you Gabe. This is Greg Browne. Generally speaking, with respect to these hospital based acquisitions, we look to improve on the revenue per episodes side and episode management tends to be somewhat minimal. We look to have further use of outcomes and other data to ensure that their visits per episode are somewhat consistent with our number, which has remained by the way consistent between 17 and 17 and a half for the quarter. And as Larry mentioned, we look to add sales and marketing people to these agencies, which hopefully can enhance the internal growth rate of those particular 11 agencies when we take them over. So there are a number of things that will need to be done. And as we break them apart from the hospital, there’ll be some additional costs to be added, both at the local level in addition to what we will do, as I mentioned, at the corporate office. So that’s sort of the process that’s underway now and I think Larry wants to add to that.

LARRY GRAHAM: Gabe, let me add to that on the clinical side. All of our care is based on national standards of care, no matter what your diagnoses and it takes our system to be in place cause we’re highly centralized. An example would be if you’re a patient with a wound, we actually have a specialized wound care nurse that can look at that wound via digital imagery and give guidance to the local market of how to properly care for that wound. And so clinically our standard over time go up but the first 6 months to get our IT system in place is critical because it allows us to put our clinical protocols in place and that centralized management to occur, as well as it helps with coding, utilization and all the things that Greg mentioned. So that’s the benefit and the reason we talk about 6 months to transition before you start seeing them look more like an Amedisys agency, if you will.

GABE HOFFMAN: Sure, just is there a sense of any specifics perhaps in terms of either visits per episode or revenue per episode? Just a sense of what – or maybe is there, are there some of these different, these specific levers, if you will, different about the Tenet acquisition, where maybe 1 is a little more, you know, kind of more of a factor in getting the profitability up to Amedisys levels in the others?

GREG BROWNE: Gabe, I’ll give you an example. The revenue per episode was unvaried between these agencies and of course what we’re commenting upon here is home health, not hospice. But the home health 75 percent of that piece, the revenue per episode on the Tenet agencies is between $2,200 and $2,250 approximately on average, whereas ours, as I mentioned, is some $300 higher than that, 15 percent. So that’s a pretty significant variation in the metric. The visits per episode some are lower and some are higher so that will probably end up averaging out a little bit so that’ll give you a flavor for it.

GABE HOFFMAN: Sure. And just finally, is there any sort of, could you give any sense in terms of the company’s organic growth, the strong organic growth that’s been reported? Just a flavor of, you know, even if it’s just kind of ballpark, how much of that is coming from expansion into new geographies versus actually growing with the same geographies and taking market share from others?

LARRY GRAHAM: Yes. 1 or 2 percent is coming from the new start-ups (inaudible). Hopefully in the future we’ll start to see that growth because we did 9, like I mentioned, in 2003 and it takes a while for those to mature. And the rest are coming from, the rest of the growth is coming from existing branches.

GABE HOFFMAN: Fantastic. Thanks very much.

LARRY GRAHAM: Thank you.

OPERATOR: Thank you. And as 1 final reminder, if you do have a question that is 1 followed by 4 on your touchtone telephone. We do have a follow up question coming from Arthur Henderson.

ARTHUR HENDERSON: Hi. What are DSO’s going to look like this year with the Tenet acquisition coming into play?

GREG BROWNE: Arthur, we’re going to see, you know, the Metro stuff will run off and that’ll drive it down a little bit over the next 3 or 4 months but then it will start to build up again, as I mentioned, for Tenet. I would expect us to see that number run between 40 to perhaps 40 to 45 days between March and September, at which time the change of ownership paperwork for Tenet will be complete, we’ll be billing, all of these systems will be converted and then absent obviously any further acquisitions, it would start to run back down to that 35 number that we got comfortable with or even below.

ARTHUR HENDERSON: Okay.

GREG BROWNE: But by the end of the year I expect that, you know, absent any other acquisitions, to be below that, to be back down towards 35 but between 35 and 40. But, you know, for the middle part of the year it should be between 40 and 45 days though.

ARTHUR HENDERSON: And then the last question is on SG&A for 2004, just hearing what you’ve said so far is sort of an $85 to $90 million level about right for SG&A for ‘04?

GREG BROWNE: Yes, including the Tenet maybe.

ARTHUR HENDERSON: Yeah.

GREG BROWNE: That sounds about right, yes.

ARTHUR HENDERSON: Okay. All right, thanks.

GREG BROWNE: Thank you.

OPERATOR: Thank you. Then that will conclude our question and answer session. I would like to turn the call back over to management for any closing comments.

BILL BOURNE: Thank you, Leandra. And thank you everyone for calling in. As always, we appreciate your interest and thank you for your call this morning and your continued support. We are looking forward to our opportunities in the first quarter and we’re excited about reporting these results in our next conference call. And we wish everybody that they have a great day. Thanks for calling.

OPERATOR: Thank you all for your participation. That does conclude your teleconference. You may disconnect your lines at this time. Have a great day.

THE END.